Exhibit 10.1

SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”), made as of the 9th day of December, 2008, by and between EXACT SCIENCES CORPORATION, a Delaware corporation, having an office at 100 Campus Drive, Marlborough, Massachusetts (hereinafter referred to as “Sublandlord”), and QTEROS, INC., a Delaware corporation having an office at 100 Venture Way, Hadley, Massachusetts 01035 (hereinafter referred to as “Subtenant”);

W I T N E S S E T H :

WHEREAS, pursuant to that certain Office Lease, dated January 23, 2003, executed by and between Marlborough Campus Limited Partnership, a Massachusetts limited partnership (hereinafter referred to as “Marlborough Campus”), as Landlord, and Sublandlord, as Tenant, as amended by that certain First Amendment to Lease dated August 28, 2003, and that certain Second Amendment to Lease dated January 20, 2005 (as amended, the “Overlease”), Marlborough Campus leased to Sublandlord certain premises located at 100 Campus Drive, Marlborough, Massachusetts (hereinafter referred to as the “Building”), upon and subject to the terms and conditions set forth in the Overlease a copy of which is attached hereto as Exhibit E, and incorporated herein by reference;

WHEREAS, Bel Marlborough I, LLC (hereinafter referred to as “Overlandlord”) is the current owner of the Building and the successor in interest to the rights and obligations of Marlborough Campus as Landlord under the Overlease; and

WHEREAS, Subtenant desires to sublet the Premises (defined below) from Sublandlord, and Sublandlord desires to sublet said Premises to Subtenant, upon and subject the terms and conditions set forth below, and pursuant to the terms of that certain Tri-Party and Consent Agreement between Overlandlord, Subtenant, and Sublandlord dated as of the date hereof (the “Tri-Party Agreement”), Overlandlord is willing to consent to such sublet and enter into a non-disturbance agreement with Subtenant in connection therewith;

NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:

1.             Capitalized Terms.  Any capitalized terms not otherwise defined in this Sublease shall have the meanings ascribed thereto in the Overlease.

2.             Demise and Use of Premises.  Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, for the term and upon the conditions hereinafter provided, a portion of the premises leased to Sublandlord under the terms of the Overlease, consisting of 25,537 square feet of rentable area constituting substantially all of the sixth (6th) floor of the Building more particularly delineated on Exhibit A attached hereto and made part hereof (the “Premises”), together with the right to use the common areas and facilities as contemplated by Section 1.3 of the Overlease.  Subject to the provisions of Section 35 of this Sublease, Subtenant shall use the Premises for the purposes set forth in Section 7 of the “Summary of Basic Lease Information” attached to and made a part of the Overlease, and for a wet lab pilot plant for the fermentation of biomass to ethanol, and in connection therewith shall be permitted to use all chemicals and gases set forth on Exhibit C, attached hereto and incorporated herein by reference, provided that at all times (i) Subtenant complies with all local, state, and federal laws and regulations relating thereto and (ii) Subtenant otherwise does not violate the provisions of the Overlease.  The foregoing sentence is expressly made part of the Permitted Use referenced in Section 5.1 of the Overlease.

3.             Condition of the Premises.  Sublandlord shall deliver the Premises in its “broom clean”, “as is”, “where is” condition on the Term Commencement Date (as defined below) with all furniture and equipment removed therefrom except for: (a) the Subleased Furniture, as defined in Section 28 below; and (b) any furniture or equipment which Subtenant has purchased from Sublandlord shown as Purchased Items on Exhibit B, attached hereto and incorporated herein by reference.  Subtenant represents that it has thoroughly examined the Building and the Premises and that the same are accepted by Subtenant in their “broom clean”, “as is”, “where is” condition.

4.             Term.  The term of this Sublease shall commence on December 9, 2008 (except in the event of a casualty to the Premises) (which date of commencement shall hereafter be called the “Term Commencement Date”), and shall end on July 31, 2010, or on such earlier date upon which said term may expire or be terminated pursuant to any of the conditions or limitations or other provisions of this Sublease or pursuant to law (which date for the termination of the term hereof shall hereafter be called the “Termination Date”); provided that, notwithstanding the foregoing or any other provision contained herein to the contrary, the term of this Sublease shall not commence unless and until Overlandlord, Sublandlord, and Subtenant have executed the Tri-Party Agreement.  For purposes of this Sublease, Termination Date shall be used interchangeably with the term “Lease Expiration Date” or “Expiration Date” as used in the Overlease.  Subtenant shall have no options to extend or renew the term hereof.

5.             Yearly Base Rent.  The Subtenant shall pay to the Sublandlord from and after the Term Commencement Date, as Yearly Base Rent, the sum of $625,656.50 payable in equal consecutive monthly installments of $52,138.04 (the “Monthly Base Rent”) each in advance on the first (1st) business day of each calendar month during the term of this Sublease.  The Yearly Base Rent is based upon an annual rate of $24.50 per square foot on the area of the sublet Premises.  If the Term Commencement Date is a day other than the first day of a calendar month, then the Subtenant shall pay upon the Term Commencement Date a portion of the Yearly Base Rent pro rated on a per diem basis from the Term Commencement Date to the end of the month in which the Term Commencement Date occurs.

6.             Additional Rent.  In addition to Yearly Base Rent, Subtenant shall pay to Sublandlord, on account of Operating Expenses and real estate taxes as contemplated by Article 4 of the Overlease, from and after the Term Commencement Date, Subtenant’s Proportionate Share, as defined below, of any increase in Tax Expenses and Operating Expenses which Sublandlord is obligated to pay to Overlandlord under the terms of the Overlease as follows:  (A) Subtenant shall pay Subtenant’s Proportionate Share of any increases in Tax Expenses which Sublandlord is obligated to pay to Overlandlord above Tax Expenses for the fiscal year ending

June 30, 2009 and (B) Subtenant shall pay Subtenant’s Proportionate Share of any increase in Operating Expenses which Sublandlord is obligated to pay to Overlandlord under the terms of the Overlease above Operating Expenses for calendar year 2008.  Subtenant’s Base Year as to Operating Expenses is calendar year 2008 and Subtenant’s Base Year as to Tax Expenses is fiscal year 2009 (ending June 30, 2009).  For purposes of this Sublease, “Subtenant’s Proportionate Share” shall be 68.33% (based on 25,537/37,371) of any Additional Rent billed to Sublandlord by Overlandlord on or after (i) January 1, 2009 as to Operating Expenses and (ii) July 1, 2009 as to Tax Expenses.  For the avoidance of doubt, Subtenant shall pay 100% of increases in Additional Rent with respect to the subleased Premises for the time periods stated in this Section 6.  For purposes of calculating Additional Rent under the Overlease, Subtenant’s Share (analogous to Tenant’s Share under the Overlease) shall be 4.81% (based on 25,537/530,845) and Subtenant’s Building Share shall be 17.45% (based on 25,537/146,326).

7.             Electricity.    Electricity for the Premises is separately metered and Subtenant shall pay to Sublandlord, from and after the Term Commencement Date, Subtenant’s proportionate share of Sublandlord’s electricity costs as provided in this Section 7.  From the Term Commencement Date through the Freezer Farm Vacate Date (as defined in Section 30(b)), Subtenant shall pay the full amount billed for meters #7-7368, #7-5896 and #7-6623, and from the Freezer Farm Vacate Date until the Termination Date, Subtenant will pay the full amount billed for the aforementioned meters plus the full amount billed for meters #7-5869 and #7-5894.  From the Term Commencement Date through the Freezer Farm Vacate Date, Sublandlord will be responsible for the cost of electricity associated with meters #7-5869 and #7-5894.  Sublandlord will bill Subtenant for all electricity costs on a monthly basis and Subtenant will pay such sums to Sublandlord within ten (10) days after receipt of such bill.  Any costs involved with installing additional electric power supply to the Premises shall be the sole responsibility of Subtenant, and Subtenant shall be solely responsible for the cost of removing the same and repairing the Premises as needed upon the termination of this Sublease and/or surrender of the Premises.

8.             Security Deposit.  Within five (5) business days after the Freezer Farm Vacate Date, Subtenant shall provide to Sublandlord an irrevocable, standby letter of credit (the “LOC”) from a national commercial bank reasonably acceptable to Sublandlord in the amount of $52,138.04 naming Sublandlord as beneficiary, which shall be held by Sublandlord as a security deposit (the “Security Deposit”) without liability for interest, as security for the performance of Subtenant’s obligations under this Sublease.  The Security Deposit shall be applied pursuant to Sections 21.1 and 21.2 of the Overlease, which are incorporated herein by reference, with the additional amendments thereto stated in this Section 8.  The first sentence of Section 21.1 of the Overlease is hereby amended by deleting the following clause: “in the amount set forth in the Summary”.  The fifth sentence of Section 21.2 of the Overlease is hereby deleted in its entirety.  Subtenant shall bear all costs associated with the initial issuance, renewal, or transfer of the LOC until the Termination Date.  The last sentence of Section 21.2(i) of the Overlease is hereby amended by replacing “August 15, 2004” with “September 15, 2010.”  The text of the certificate referenced in Section 21.2(iii) of the Overlease is hereby deleted and replaced in its entirety with the following:  “The undersigned in entitled to draw on this letter of credit pursuant to that certain Sublease Agreement dated as of December 9th, 2008 between Exact Sciences Corporation, Sublandlord, and Qteros, Inc., Subtenant, as amended from time to time.”

9.             Insurance and Waiver of Subrogation.  During the term hereof, Subtenant shall obtain and maintain all insurance types and coverage as specified in the Overlease to be obtained and maintained by Sublandlord, as lessee, in amounts not less than those specified in the Overlease.  During the term hereof, Sublandlord shall continue to maintain all insurance types and coverage as so specified in Section 10.3 of the Overlease.  All such policies of insurance maintained by Subtenant shall name Overlandlord and Sublandlord as additional insureds and Overlandlord’s lender as a loss payee thereunder and all such policies of insurance maintained by Sublandlord shall name Subtenant as additional insured in addition to Overlandlord and Overlandlord’s lender.  Subtenant’s insurance shall be primary over Overlandlord’s and Sublandlord’s insurance with respect to the Premises, except that Sublandlord’s insurance shall be primary for the Freezer Farm, as defined in Section 30(b) below, until the occurrence of the Freezer Farm Vacate Date, and Sublandlord’s insurance shall be primary for the Licensed Office Space until such time as Sublandlord has completely vacated said Licensed Office Space; notwithstanding the foregoing, Sublandlord shall continue to maintain all insurance coverages required under the Overlease.  Notwithstanding the foregoing or any other provision contained herein to the contrary, Sublandlord and Subtenant each hereby waive any and all claims they may have against each other in connection with any losses or damage they may suffer which are caused by the other party, to the extent that such losses or damage are covered by the injured party’s insurance, and Sublandlord and Subtenant each agree to obtain, from their respective insurers, a provision acknowledging this waiver and agreeing that their respective insurance carriers will not be subrogated to the rights of the injured party to the extent that these rights have been waived.

10.           Indemnification of the Overlandlord, Sublandlord and Subtenant.  Notwithstanding any other provision of this Sublease or the Overlease to the contrary:

(a)           Subtenant will save Overlandlord and Sublandlord harmless, and will exonerate and indemnify Overlandlord and Sublandlord, from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, company, corporation or public authority against Sublandlord or Overlandlord arising on or after the Term Commencement Date (the “Claims Against Sublandlord”), to the extent such Claims Against Sublandlord or Overlandlord are not covered by insurance carried by Sublandlord:

(i)            On account of or based upon any injury to person, or loss of or damage to property sustained or occurring on the Premises (other than the Freezer Farm prior to the Freezer Farm Vacate Date, or the Licensed Office Space prior to Sublandlord’s vacating said Licensed Office Space in full) on account of or based upon the act, omission, fault, negligence or misconduct of any person whomsoever (other than Overlandlord and Sublandlord or their respective agents, contractors or employees);

(ii)           On account of or based upon any injury to person or loss of or damage to property, sustained or occurring elsewhere (other than on the Premises) in or about the Building (and, in particular, without limiting the generality of the foregoing on or about the elevators, stairways, public corridors, sidewalks, concourses, arcades, malls, galleries, vehicular tunnels, approaches, areaways, roof, or other appurtenances and facilities used in connection with the Building or the Premises) arising out of the negligent act or omission or willful misconduct of Subtenant, its agents, employees or invitees;

(iii)          On account of or based upon (including monies due on account of) any work or thing whatsoever done (other than by Overlandlord or Sublandlord or their respective contractors, agents or employees of either) on the Premises during the term of this Sublease and during the period of time, if any, prior to the Term Commencement Date that Subtenant may have been given access to the Premises; and

(iv)          On account of or resulting from the failure of Subtenant to perform and discharge any of its covenants and obligations under this Sublease.

(b)           Sublandlord will save Subtenant harmless, and will exonerate and indemnify Subtenant and Overlandlord from and against, any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority against Subtenant or Overlandlord arising on or after the Term Commencement Date (the “Claims Against Subtenant”), to the extent such Claims Against Subtenant are not covered by insurance carried by Subtenant:

(i)            On account of or based upon any injury to person, or loss of or damage to property sustained or occurring on or in the Freezer Farm, prior to the Freezer Farm Vacate Date, or the Licensed Office Space, prior to Sublandlord’s vacating said Licensed Office Space in full, on account of or based upon the act, omission, fault, negligence or misconduct of any person whomsoever (other than Subtenant or their respective agents, contractors or employees);

(ii)           On account of or based upon any injury to person or loss of or damage to property, sustained or occurring elsewhere (other than on the Premises) in or about the Building (and, in particular, without limiting the generality of the foregoing on or about the elevators, stairways, public corridors, sidewalks, concourses, arcades, malls, galleries, vehicular tunnels, approaches, areaways, roof, or other appurtenances and facilities used in connection with the Building or the Premises) arising out of the negligent act or omission or willful misconduct of Sublandlord, its agents, employees or invitees;

(iii)          On account of or based upon (including monies due on account of) any work or thing whatsoever done (other than by Subtenant or their respective contractors, agents or employees) on or in the Freezer Farm prior to the Freezer Farm Vacate Date and in the Licensed Office Space prior to Sublandlord’s vacating said Licensed Office Space; and

(iv)          On account of or resulting from the failure of Sublandlord to perform and discharge any of its covenants and obligations under this Sublease or the Overlease.

(c)           If either of the Overlandlord or the Sublandlord shall, without fault on its part, be made a party of any litigation commenced by or against the Subtenant, then the Subtenant shall protect, indemnify and hold the Overlandlord or the Sublandlord harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by the Overlandlord or the Sublandlord in connection with such litigation.  The Subtenant shall also pay all costs, expenses and reasonable legal fees (on a solicitor and his client basis) that may be incurred or paid by the Overlandlord or the Sublandlord in enforcing the terms, covenants and conditions in this Sublease unless a Court shall decide otherwise.

(d)           If the Subtenant shall, without fault on its part, be made a party of any litigation commenced by or against the Sublandlord, then the Sublandlord shall protect, indemnify and hold the Subtenant harmless from and against and shall pay all costs, expenses and reasonable legal fees incurred or paid by the Subtenant in connection with such litigation.  The Sublandlord shall also pay all costs, expenses and reasonable legal fees (on a solicitor and his client basis) that may be incurred or paid by the Subtenant in enforcing the terms, covenants and conditions in this Sublease unless a Court shall decide otherwise.

(e)           Subtenant shall neither do nor permit anything to be done which would cause a default under the Overlease, or termination or forfeiture by reason of any right of termination or forfeiture, reserved or vested in the Overlandlord under the Overlease, and Subtenant shall indemnify and hold Sublandlord harmless from and against all claims of any kind whatsoever by reason of breach or default on the part of Subtenant, or termination or forfeiture which is the consequence of any such breach or default.

(f)            Sublandlord shall neither do nor permit anything to be done which would cause a default under the Overlease, or termination or forfeiture by reason of any right of termination or forfeiture, reserved or vested in the Overlandlord under the Overlease, and Sublandlord shall indemnify and hold Subtenant harmless from and against all claims of any kind whatsoever by reason of breach or default on the part of Sublandlord, or termination or forfeiture which is the consequence of any such breach or default.

11.           Terms of Overlease.  Except as expressly otherwise provided in this Section 11 and in Sections 12, 13, 14, and 15, as between the parties hereto, all of the terms, provisions, covenants and conditions of the Overlease are incorporated herein by reference and hereby made a part of this Sublease.  However, for purposes of such incorporation by reference, all references to Landlord and Tenant shall be deemed references to Sublandlord and Subtenant, respectively, all references to the Premises or the Demised Premises shall be deemed references to the Premises as defined in this Sublease, and all references to the term of the Overlease shall be deemed references to the term of this Sublease.  Subtenant shall be entitled to the same notice and cure periods, less three (3) business days, as Sublandlord is afforded pursuant to Sections 19.1.1, 19.1.2 and 19.1.3 of the Overlease.  Any notice right provided to Subtenant under this Section 11 is to be provided by Sublandlord; Overlandlord does not have any obligation to notify Subtenant if notice under the Overlease is delivered to Sublandlord in accordance therewith.  Sublandlord shall have all of the rights of the Overlandlord under the Overlease as against Subtenant and Subtenant shall be entitled to all the rights and privileges conferred on Sublandlord as Tenant under the Overlease, and, as between the parties hereto, Subtenant agrees to observe and perform all of the terms, covenants and conditions on Sublandlord’s part to be observed and performed under the Overlease, except as otherwise provided in this Sublease.

12.           Overlandlord’s Services and Obligations under the Overlease.  Notwithstanding anything in this Sublease to the contrary, including without limitation Section 11 hereof, Subtenant agrees that Sublandlord shall not be obligated to furnish for Subtenant any services of any nature whatsoever, including, without limitation, climate control, elevator service, cleaning services, security, electrical energy and miscellaneous power services, water and other public utilities and construction of any improvements at the Premises, or to perform any of Overlandlord’s obligations under the Overlease, however, in the event that Overlandlord fails to furnish any services required by it to be furnished under the terms of the Overlease, Sublandlord agrees to use commercially reasonable efforts to cause Overlandlord to furnish said services.

13.           Sublandlord’s Approval of the Subtenant’s Alterations and Improvements.  Sublandlord hereby consents to Subtenant making the alterations to the Premises described in the Plans and Specifications described on Exhibit D, attached hereto and incorporated herein by reference (the “Initial Alterations”) and to the performance of said Initial Alterations by SPEC Process Engineering & Construction, Inc. (“SPEC”), and acknowledges and agrees that, notwithstanding any provision contained in the Overlease or elsewhere to the contrary, including without limitation, the provisions of Section 8.5 of the Overlease, pursuant to the Tri-Party Agreement, Subtenant shall have no obligation to remove any of said Initial Alterations or restore the Premises to their condition prior to the making of said Initial Alterations at the expiration or earlier termination of this Sublease , except in the event of a termination of this Sublease caused by the Subtenant.

14.           Certain Overlease Provisions Not Incorporated.  The following provisions of the Overlease are expressly not incorporated into this Sublease:  Sections 2.2, 2.4, 3, 4, 5, 6, 8, 10, and 11 of the Summary of Basic Lease Information; Section 1.1, the first and second sentences of Section 1.4, Article 2, Article 3, Sections 4.1, 4.2.1, 4.2.5.4, 4.2.6, 4.7, 5.5, 10.6, 21.3, Article 22, Sections 29.14 and 29.16, 29.22, 29.31, Article 30, Article 31, Exhibit A, Exhibit C, Exhibit G, and Exhibit H of the Lease; all of the provisions of the First Amendment except for Sections 3 and 6; and all of the provisions of the Second Amendment, except for Sections 2(a), 9, and 11, and Exhibit A-1.  With respect to Article 27 and Sections 29.28 and 29.32 of the Overlease and Section 3(c) of the First Amendment, Subtenant acknowledges that Overlandlord retains the rights stated therein as Landlord, but for purposes of this Sublease, Sublandlord expressly waives any such rights as Landlord thereunder as between Sublandlord and Subtenant.  Subtenant acknowledges that it has received a true and complete copy of the Overlease, that it has reviewed the Overlease, and that it is familiar with the contents thereof.  In the event that this Sublease contains provisions that modify, amend, or conflict with the terms of the Overlease, the terms of this Sublease shall control. Sublandlord and Subtenant acknowledge and agree that with regard to Hazardous Materials, Section 35 of this Sublease shall control over Subtenant’s use and occupancy of the Premises and Section 29 of the Overlease shall control over Sublandlord’s use, occupancy and existing obligations as to the Premises, as applicable.

15.           Assigning and Subletting.  Notwithstanding anything to the contrary in Article 14 of the Overlease as incorporated herein by reference, Subtenant covenants and agrees that neither this Sublease nor the term hereof and leasehold hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, voluntarily, by operation of law or otherwise, and that neither the Premises, nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Subtenant, or used or occupied, or permitted to be used or occupied, or utilized for desk space or for mailing privileges, by anyone other than Subtenant (or Sublandlord as provided in Section 29 hereof), or for any use or purposes other than as permitted hereunder, or be sublet or offered or advertised for subletting without the prior written consent of Sublandlord and Overlandlord, in each instance, which consent shall be subject to the terms and conditions of the Overlease; provided, however, that the consent of Sublandlord shall not be unreasonably withheld or delayed.

16.           Notice.  Any and all communications delivered hereunder shall be in writing and delivered or served in accordance with Section 29.16 of the Overlease addressed as follows, or to such other address and attention as any of the above shall notify the others in writing in accordance with the notice provisions of this Section:

If to Overlandlord:               If before March 20, 2009:

Eaton Vance Management
255 State Street
Boston, MA 02109
Attention:  Director of Asset Management

If on or after March 20, 2009:

Eaton Vance Management
2 International Place
Boston, MA 02110
Attention: Director of Asset Management

With a copy to:

If before March 20, 2009:

Eaton Vance Management
255 State Street
Boston, MA 02109
Attention: Legal Department

If on or after March 20, 2009:

Eaton Vance Management
2 International Place
Boston, MA 02110
Attention: Legal Department

If to Sublandlord:                 100 Campus Drive
Marlborough, Massachusetts  01752
Attention:  Chuck Carelli

with a copy to:                       Goodwin Procter  LLP
Exchange Place
Boston, Massachusetts 02109
Attention: Edward A. King, Esq.

If to Subtenant:                     100 Campus Drive
Marlborough, Massachusetts
Attention: Laura Patrick, Office Manager

With a copy to:                      QTEROS, Inc.
100 Venture Way
Hadley, MA 01035
Attention: Laura Patrick, Office Manager

17.           Successors and Assigns.  This Sublease and everything herein contained shall extend to and bind and inure to the benefit of the Sublandlord and its successors and assigns and the Subtenant and its permitted successors and assigns.  No rights shall inure to the benefit of any assignee, subtenant or occupant unless the provisions of Article 14 of the Overlease and Section 15 of this Sublease are complied with.

18.           Miscellaneous.  Neither Sublandlord nor Subtenant nor any agent or representative of either party has made or is making, and neither party in executing and delivering this Sublease is relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sublease.  All understandings and agreements, if any, heretofore had between the parties are merged into this Sublease, which alone fully and completely expresses the agreement of the parties.  No surrender of possession of the Premises or of any part thereof or of any remainder of the term of this Sublease shall release Subtenant from any of its obligations hereunder unless accepted by Sublandlord in writing.  The receipt and retention by Sublandlord of Yearly Fixed Rent from anyone other than Subtenant shall not be deemed a waiver of the breach by Subtenant of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a tenant, or as a release of Subtenant from the covenants, agreements, terms, provisions and conditions herein contained.  The receipt and retention by Sublandlord of Yearly Fixed Rent or Additional Rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.  This Sublease shall be governed by, and construed in accordance with the laws of The Commonwealth of Massachusetts.

19.           Quiet Enjoyment.  So long as Subtenant is not in default (beyond any applicable notice and cure period) under this Sublease, its quiet enjoyment of the Premises shall not be disturbed or interfered with by Sublandlord or anyone claiming by, through or under Sublandlord.

20.           Overlandlord’s Consent.  It is hereby acknowledged by Sublandlord and Subtenant that except as otherwise provided in the Tri-Party Agreement, Overlandlord’s consent to this Sublease shall not create any contractual liability or duty on the part of Overlandlord or its agent to the Subtenant, and shall not in any manner increase, decrease or otherwise affect the rights and obligations of Overlandlord and Sublandlord, as the lessee under the Overlease, with respect to the Premises.

21.           Sublandlord’s Consent.  Whenever Sublandlord’s consent is required under this Sublease, Sublandlord’s rejection of a request made by Subtenant shall not deemed unreasonable, in any case, if such rejection is based on Overlandlord’s rejection of such request.

22.           Brokers.  Sublandlord and Subtenant each hereby represent and warrant that it has not dealt with any brokers other than Cushman & Wakefield and T3 Realty Advisors in connection with this Sublease for the Premises, and that Subtenant shall not be responsible for any brokerage fees which shall be due in connection therewith.  Each party shall indemnify the other against any cost or liability resulting from the indemnifying party’s breach of the foregoing representation and warranty.

23.           Place for Payments.  All payments required to be made by the Subtenant herein shall be made to Sublandlord, at Sublandlord’s office specified in Section 16 hereof, or to such agent or agents of Sublandlord or at such other place as Sublandlord shall hereafter from time to time direct in writing.

24.           Termination of Overlease.  In the event of a default under the Overlease that results in the termination of the Overlease, the Office Lease by and between Overlandlord, as landlord, and Subtenant, as tenant, as referenced in the Tri-Party Agreement, shall commence as of the date of such termination.

25.           Representations and Warranties.

(a)           Sublandlord represents and warrants to Subtenant that (i) the Overlease is in full force and effect on and as of the date hereof; (ii) Sublandlord has performed all obligations required by it to be performed under the Overlease; (iii) Sublandlord has never used substances which produce or emit radiation in or on the Premises; (iv) to Sublandlord’s knowledge, Sublandlord is not now and has never been in default under the Overlease; and (v) Sublandlord has the full power and authority to enter into this Sublease with Subtenant and to perform its obligations hereunder.

(b)           Subtenant represents and warrants to Sublandlord that Subtenant has the full power and authority to enter into this Sublease with Sublandlord and to perform its obligations hereunder.

26.           Sublandlord’s Obligations.  Provided Subtenant is not in default hereunder, Sublandlord hereby agrees to make all payments of rent and other amounts required to:  (i)  be paid to Overlandlord under the Overlease; (ii) perform all other obligations imposed upon Sublandlord by the Overlease which are not assumed by Subtenant hereunder; and (iii) indemnify Subtenant against and hold it harmless from any and all reasonable costs and expenses incurred by Subtenant or asserted against it, including without limitation reasonable attorneys’ fees and court costs, as a result of any breach by Sublandlord of its representations or warranties made to Subtenant hereunder or to Overlandlord under the Overlease, or any failure of Sublandlord to perform its obligations hereunder, provided such failure is not a direct result of the intentional action or negligence of Subtenant or its agents, employees or contractors.

27.           Parking.  Pursuant to the terms of the Overlease, Sublandlord has rights to use 100 parking spots at the Property.  Subtenant shall therefore have the right to its proportionate share of those 100 parking spots, which equals 68 parking spots (which shall be reduced to 63 parking spots pursuant to Section 30(a)(vi) of this Sublease).  In all other respects, the terms of Article 28 of the Overlease shall govern parking.

28.           Furniture.  All furniture shown as “Subleased Furniture” on Exhibit B attached hereto and incorporated herein by reference (the “Subleased Furniture”) is hereby subleased to Subtenant by Sublandlord for no additional charge, commencing on the Term Commencement Date, pursuant to the terms of Section 1.4 of the Overlease, which is incorporated herein by reference.  All other furniture and equipment located in the Premises and not separately purchased by Subtenant from Sublandlord (shown as “Purchased Items” on Exhibit B hereto) shall be removed by Sublandlord prior to the Term Commencement Date.  Sublandlord shall deliver the Subleased Furniture to Subtenant in its “as is” condition on the Term Commencement Date, and prior thereto, Subtenant and Sublandlord shall conduct a “walk-through” inspection of the Premises to verify that Sublandlord has fully complied with the provisions of this Section 28 and of Section 1.4 of the Overlease.  In the event of a termination of this Sublease prior to the Termination  Date, Subtenant shall be required to remove all of the furniture from the Premises, including the Subleased Furniture.

29.           Access Prior to Commencement.  Upon advance notice to Paul Sullivan of Lincoln Property Services at (508) 303-6900, Subtenant shall be permitted to enter the Premises for purposes of limited construction commencing on the Term Commencement Date.  Subtenant shall take steps necessary to ensure minimal disruption to Sublandlord during construction and shall ensure that Sublandlord has reasonable notice if Sublandlord needs to move its personnel or equipment within the Premises to accommodate such construction by Subtenant.  During such time as Subtenant is making the Initial Alternations or at any time when Subtenant or its agents are performing any other construction on the Premises, Subtenant shall carry a builder’s all-risk insurance policy and comprehensive commercial general liability insurance policy in the amount of not less than $4,000,000 per occurrence, which policy shall name Sublandlord and

Overlandlord as additional insureds.  Subtenant shall provide Sublandlord and Overlandlord with a Certificate of Insurance evidencing the same, in form satisfactory to Overlandlord, prior to commencement of any work.  Subtenant shall indemnify Sublandlord and Overlandlord for any loss or damage caused by the act, omission or negligence of Subtenant or its invitees or contractors during any such construction.

30.           License for Continued Use of Premises.

(a)           Subtenant hereby grants to Sublandlord an exclusive license to use and occupy the areas (totaling approximately 2,000 square feet) designated as “Licensed Office Space” on Exhibit A (the “Licensed Office Space”) for office purposes by no more than five (5) of Sublandlord’s employees (the “Exact Employees”), for the period commencing on the Term Commencement Date, and ending on July 31, 2010, (the “Office License Term”), on and subject to the following terms and conditions:  (i) Sublandlord shall be permitted to keep in the Licensed Office Space, desks, chairs, office equipment and supplies belonging to Sublandlord for up to five (5) employees together with dedicated telephone, facsimile, and internet service for said employees; (ii) Sublandlord shall be permitted to keep computers in the IT closet, and Sublandlord and/or its external information technology service personnel shall have non-exclusive access to said computers at all times by way of badge access, and Sublandlord will provide monthly reports to Subtenant showing which individuals had access to the IT closet; (iii) Subtenant shall be permitted non-exclusive access to the portion of the Premises which will enable Sublandlord’s employees and guests and other invitees to use the restrooms during the Office License Term; (iv) the Exact Employees and any of their guests, invitees, and agents shall have the non-exclusive right to travel to and from the Licensed Office Space and the Common Areas through the area shown as “Lobby Area” on Exhibit A attached hereto; (v) the Licensed Office Space shall include a dedicated conference room and some reasonable storage space; (vi) Sublandlord shall have the right to use five (5) parking spots adjacent to the Building; and (vii) Sublandlord shall have badge access to the Licensed Office Space, but Subtenant shall not have access to the Licensed Office Space provided, however, that Subtenant and Sublandlord (and Overlandlord) shall have access to any portion of the Premises (including any licensed space) for emergency purposes.  The parties agree that Subtenant shall install the wall shown as “Dividing Wall” on Exhibit A-1 attached hereto and the door shown as “Internal Door” on Exhibit A-1, promptly following the Term Commencement Date.  The license described in this Section 30(a) shall terminate upon either (x) a termination of the Overlease, or (y) a default by Sublandlord under this Sublease, provided that Subtenant shall have delivered written notice of such default to Sublandlord and Sublandlord shall have failed to cure said default within ten (10) business days of delivery of such notice.

(b)           Subtenant also grants to Sublandlord an exclusive license for the use and occupancy of that portion of the Premises shown as “Freezer Farm” on the attached Exhibit A (the “Freezer Farm”) for the purpose of storing and utilizing the freezers located therein (the “Freezers”), until the later to occur of: (i) December 31, 2008 or (ii) the date on which Sublandlord has vacated the Freezer Farm entirely including removal of all equipment therefrom and has delivered same to Subtenant in broom clean condition and Sublandlord has performed all obligations required of it to be performed under Section 29.31.7 of the Overlease (the “Freezer Farm Vacate Date”).  Sublandlord shall remove the Freezers in accordance with all applicable federal, state, or local laws or regulations, by no later than December 31, 2008, but shall have until January 15, 2009 to complete its obligations under Section 29.31.7 of the Overlease with respect to the Freezer Farm and shall provide copies of the de-commissioning certificate and any reports related thereto to Subtenant and Overlandlord promptly after receipt.  Sublandlord will use commercially reasonable efforts to remove the Freezers by December 15, 2008, but Sublandlord’s failure to remove said Freezers by December 15, 2008 shall not be a breach of, or default under, this Sublease.  Notwithstanding any provision contained herein to the contrary, Sublandlord shall pay Subtenant a penalty of $500.00 per day for each day beyond January 15, 2009, which elapses without the conditions set forth in clause (ii) of this Section 30(b) having been met, and Subtenant shall be entitled to deduct the accrued and unpaid dollar amount of such penalty from each payment of Monthly Base Rent due from Subtenant to Sublandlord hereunder provided that in no event shall such penalty exceed the cost of removing the Freezers and complying with the obligations under Section 29.31.7 of the Overlease.  In the event that Sublandlord has failed to remove the Freezers from the Freezer Farm by January 15, 2009, then Subtenant shall enter the Freezer Farm and remove the Freezers, provided Subtenant uses reasonable care and does not commit waste in so doing.  In the event Subtenant performs the removal obligations as set forth herein, Subtenant shall do so in accordance with Sections 15.2 and 29.31.7 of the Overlease, as modified by the terms herein.  In the event that any environmental contamination created or caused by Sublandlord’s possession or use of the Premises (the “Contamination”) is discovered during Subtenant’s performance of the obligations of this Section 30, Overlandlord and Sublandlord shall hold Subtenant harmless and shall release Subtenant from all liability created or caused by the Contamination.  Subtenant shall be responsible for payment of up to $35,000 for costs associated with the performance of the obligations set forth above (“Subtenant’s Contribution”), with the exception of damage to the Premises or the Property caused by Subtenant’s removal of the Freezers from the Freezer Farm for which Subtenant shall remain responsible for restoration of any such damage.  In the event Overlandlord is unable to cause Sublandlord to perform its obligations under the Overlease, Overlandlord shall remediate the Premises, including any Contamination, but hereby reserves all remedies Overlandlord may have against Sublandlord under all applicable laws.  Subtenant understands that Subtenant’s Initial Alterations as related to the Freezer Farm shall not commence until Sublandlord, Subtenant, and/or Overlandlord has performed, to Overlandlord’s satisfaction, all obligations under section 29.31.7 of the Overlease.  Sublandlord hereby waives any and all rights, to the maximum extent permitted by applicable law, necessary to permit Subtenant to exercise its rights to remove the Freezers set forth in this Section 30(b).

31.           Bankruptcy Provisions.  Sublandlord shall immediately notify Subtenant in the event that Sublandlord files for bankruptcy, and Sublandlord hereby authorizes Subtenant to file pleadings in any such bankruptcy on behalf of Subtenant.

32.           Confidential Information. Sublandlord and Subtenant acknowledge and agree that during the course of this Sublease each party may disclose to the other, intentionally or unintentionally, by act or omission, certain confidential, technical and business information which the disclosing party desires the receiving party to treat as “Confidential Information”, as defined below, and that both Sublandlord and Subtenant may be a disclosing party or a receiving party of such Confidential Information, as defined below.  As used herein, the term “Confidential Information” shall mean any information disclosed previously or in the future by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples, plans and equipment), which is designated, orally or in writing, as “Confidential,” “Proprietary” or some similar designation. Confidential Information may also include information disclosed to a disclosing party by third parties.  Confidential Information shall not, however, include any information which (a) at the time of disclosure is, or thereafter becomes, through no act or failure to act on the receiving party’s part, published information generally known on a non-confidential basis in the parties’ industry; (b) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (c) corresponds in substance to that developed by the receiving party and is already in the possession of the receiving party prior to the time of disclosure by the disclosing party as shown by the receiving party’s files and records; (d) corresponds in substance to information that is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (e) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (f) is required by law, court order or other governmental order or request to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and reasonable assistance in obtaining an order protecting the information from public disclosure, and uses all reasonable efforts to limit the disclosure and maintain the confidentiality of the information to the extent possible.

33.           Non-Use and Non-Disclosure.  Each party agrees not to use any Confidential Information of the other party for any purpose whatsoever except as contemplated by this Sublease.  Each party agrees not to disclose any Confidential Information of the other party to third parties or to its employees, except to those employees of the receiving party who are permitted to use the Premises hereunder.  Both parties agree not to reverse engineer, disassemble or decompile any prototypes, software or other tangible objects which embody the other party’s Confidential Information and which are provided to the party hereunder.

34.           Maintenance of Confidentiality.  Each party agrees to take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party.  Without limiting the foregoing, each party agrees to take at least those measures that it takes to protect its own most highly confidential information and to ensure that its employees who have access to Confidential Information of the other party have signed a non-use and non-disclosure agreement with provisions containing content similar to the non-use and non-disclosure provisions hereof, prior to any disclosure of Confidential Information to such employees.  Without limiting the generality of the foregoing, (a) Sublandlord shall ensure that the Exact Employees have all signed the type of non-use and non-disclosure agreement described in the foregoing sentence (the “Non-Disclosure Agreements”) prior to the Term Commencement Date, and any third party information technology service personnel and/or any auditing personnel who will have access to the Premises shall sign Non-Disclosure Agreements, to the extent their employers allow or approve of such Non-Disclosure Agreements, prior to being given such access, and (b) Subtenant shall ensure that all of Subtenant’s employees who will have access to the Premises shall have signed Non-Disclosure Agreements prior to such employees commencing work at the Premises.  The parties agree not to make any copies of the

Confidential Information of the other party unless the same are previously approved in writing by the other party.  Each party agrees to reproduce the other party’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.

35.           Hazardous Materials.  Sublandlord and Subtenant agree as follows with respect to the existence or use of “Hazardous Material” in or on the Premises or Project.

(a)           Subtenant, at its sole cost and expense, shall comply with all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority (including, without limitation, the Fire Department of the City of Marlborough, and the Local Emergency Planning Committee, if any) having jurisdiction concerning environmental, health and safety matters (collectively, “Environmental Laws”), including, but not limited to, any discharge into the air, surface, water, sewers, soil or groundwater of any Hazardous Material (as defined in Section 35(c), below), whether within or outside the Premises, within the Project.  Notwithstanding the foregoing, nothing contained in this Sublease requires, or shall be construed to require, Subtenant to incur any liability related to or arising from environmental conditions (except to the extent set forth in Section 4.2.3(V) of the Overlease): (i) for which the Sublandlord is responsible pursuant to the  express terms of the Overlease, (ii) which existed within the Premises or the Project prior to the date Subtenant takes possession of the Premises pursuant to this Sublease, or which result from Sublandlord’s use or occupancy as contemplated by Section 30 of this Sublease subsequent to the Term Commencement Date, (iii) which are unrelated to the acts or omissions of Subtenant, its employees, officers, contractors, representatives or agents (individually and/or collectively, “Tenant Party”), or (iv) which were caused solely by a third party which is not a Tenant Party.

(b)           Subtenant shall not cause or permit any Hazardous Material to be brought upon, handled, kept, stored or used in or about the Premises or otherwise in the Project by Subtenant, its agents, employees, contractors or invitees, except for Hazardous Materials which are typically used in the operation of offices, and except for Hazardous Material which are used by Subtenant in connection with the Permitted Use and which are specifically identified by name and acceptable quantity on Exhibit C attached hereto, provided that all such materials are stored, used and disposed of in strict compliance with all applicable Environmental Laws and with good scientific and medical practice, and provided further that all such materials shall be removed from the Premises and the Project prior to the expiration or earlier termination of this Sublease in accordance with all applicable laws at the sole cost and expense of Subtenant.  Subject to the provisions of this Section 35, Subtenant shall update Overlandlord in writing with any requested increases in quantity, changes and/or additions to Exhibit C (the “New Materials”) made after the date of this Sublease, and subject to the provisions of this Section 35, the update shall be deemed to be incorporated into Exhibit C if Overlandlord provides its written approval of Subtenant’s use of the New Materials, a copy of which approval Subtenant shall provide to Sublandlord.  If Overlandlord shall fail to provide its written approval of the New Materials, at Subtenant’s reasonable request, Overlandlord and Subtenant shall meet to determine what protocols Subtenant may institute in order to satisfy any concerns raised by Overlandlord, and Subtenant shall either (i) implement any such protocols reasonably suggested by Overlandlord and/or Overlandlord’s consultants, or (ii) not utilize the particular New Material(s) to which

Overlandlord has objected and ensure the same do not enter the Premises and the Project.  Notwithstanding anything to the contrary,  Subtenant  shall not cause or permit any radioactive materials or radioactive isotopes to be brought upon, handled, kept, stored or used in or about the Premises or otherwise in the Project by Subtenant, its agents, employees, contractors or invitees without the prior written consent of Overlandlord.  Notwithstanding the foregoing, with respect to any of Subtenant’s Hazardous Material which Subtenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws and good scientific and medical practice, Subtenant shall, upon written notice from Overlandlord, no longer have the right to bring such material into the buildings or the Project until Subtenant has demonstrated, to Overlandlord’s reasonable satisfaction, that Subtenant has implemented programs to thereafter properly handle, store or dispose of such material.

(c)           As used herein, the term “Hazardous Material” means any flammable substances, explosives, and radioactive materials,  and any hazardous or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, specifically including live organisms, viruses and fungi, medical waste, and so-called “biohazard” materials.  The term “Hazardous Material” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 1311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (iv) defined as “hazardous substance” or “oil” under Chapter 21E of the General Laws of Massachusetts, or (v) a so-called “biohazard” or medical waste, or is contaminated with blood or other bodily fluids; and “Environmental Laws” include, without limitation, the laws listed in the preceding clauses (i) through (iv).

(d)           Any increase in the premium for necessary insurance on the Premises or the Project which arises from Subtenant’s use and/or storage of these Hazardous Materials shall be solely at Subtenant’s expense.  Subtenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any Federal, State or local government agency with jurisdiction.

(e)           Subtenant hereby covenants and agrees to indemnify, defend and hold Sublandlord and Overlandlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (collectively “Losses”) which Sublandlord or Overlandlord may reasonably incur arising out of contamination of real estate, the Premises, the Project, or other property not a part of the Premises, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises or the Project, the presence of which is caused or permitted by Subtenant, its agents, employees, contractors or invitees, or (ii) from a breach by Subtenant of its obligations under this Section 35; provided that, notwithstanding the foregoing or any other provision contained in this Sublease to the contrary, Subtenant shall have no liability for any Losses which Sublandlord or Overlandlord may incur now or hereafter arising from Sublandlord’s use and occupancy of the Premises and the Project or performance of any of its obligations under the terms of the Overlease or hereunder (unless otherwise set forth herein).  This indemnification of Sublandlord and Overlandlord by Subtenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises based upon the circumstances identified in the first sentence of this Section 35(e).  The indemnification and hold harmless obligations of Subtenant under this Section 35(e) shall survive any termination of this Sublease.  Without limiting the foregoing, if the presence of any Hazardous Material in the buildings or otherwise in the Project caused or permitted by Subtenant results in any contamination of the Premises, Subtenant shall give immediate notice thereof to Overlandlord and Sublandlord and shall promptly take all actions at its sole expense as are necessary to return the Premises to a condition which complies with all Environmental Laws; provided that Overlandlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions, in Overlandlord’s reasonable discretion, would not potentially have any materially adverse long-term or short-term effect on the Premises, and, in any event, Overlandlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws.  Notwithstanding anything to the contrary in the Sublease contained, the foregoing indemnity shall not apply to: (i) any Hazardous Materials which exist in the Premises or elsewhere in the Project prior to and as of the execution date of this Sublease, or (ii) any Hazardous Materials introduced to the Project by other tenants within their respective premises, or (iii) any Hazardous Materials the presence of which were not caused or permitted by the acts or omissions of Subtenant, its employees, agents, consultants and/or contractors.

(f)            Notwithstanding anything to the contrary in this Lease, if Subtenant fails to cure any breach or default of this Section 35 within five (5) business days after written notice from Sublandlord (or if such default cannot be cured within said five day period, to commence to cure said period during said five day period and diligently proceed to cure such default within thirty (30) days), such failure shall constitute a default under this Sublease, and in the event of such a default, in addition to any other remedies available to Sublandlord under this Sublease, Sublandlord may terminate this Sublease upon ten (10) days written notice to  Subtenant.

(g)           Subtenant shall, after Subtenant, and anyone claiming by, through or under Subtenant, vacate the Premises, and immediately prior to the time that Subtenant  delivers the Premises to Overlandlord:  (i) cause the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health for the control of radiation; (ii) provide a written report by a licensed industrial hygienist or equivalent to confirm that the Premises contain no contaminants per the National Institute of Health (or its successor organization) rules and regulations on bio-safety as administered by the Department of Health; and (iii) provide a copy of its most current chemical waste removal manifest and a certification from an officer of  Subtenant that no chemicals remain in the Premises.

(h)           Overlandlord and Sublandlord shall have the right from time to time to conduct (or retain one or more consultants to conduct) environmental audits of the Premises to ensure and verify Subtenant’s compliance with this Section 35, upon three (3) business days advance written notice to Subtenant.  Subtenant agrees to cooperate with the person or entity conducting said audit and to supply all information reasonably requested in connection therewith.  Subtenant shall pay the cost of such audit if such audit discloses that Subtenant has materially violated any of the provisions of this Section 35;  otherwise, the cost of said audit shall be paid for by Overlandlord.

(i)            Subtenant shall not dispose of any Hazardous Materials at the Project (including, without limitation, placing, or permitting any Hazardous Materials to be placed into the sewer system servicing the Project), except as permitted by law in approved and environmentally safe containers which Subtenant will dispose of off-site.  Subtenant shall give Overlandlord written notice annually (and from time to time, if changed) of the name, address and telephone number of the contractor that will be responsible for removal of all Hazardous Materials disposed of by Subtenant from the Premises and/or the Project.

(j)            Subtenant shall provide Overlandlord with a copy of its Chemical Hygiene Plan (as set forth in OSHA 1910.1450) annually, or more often as and when it is amended.

36.           Survival.  The provisions of Sections 32-34, and 36 hereof shall survive the expiration or earlier termination of this Sublease.

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IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease, as an instrument under seal, as of the day and year first above written.

SUBLANDLORD:

EXACT SCIENCES CORPORATION

By:	/s/ Charles R. Carelli, Jr.
Name: Charles R. Carelli, Jr.
Title: Vice President, Chief Financial Officer,
Treasurer and Secretary

SUBTENANT:

QTEROS, INC.

By:	/s/ Stephan Rogers
Name: Stephan Rogers
Title: Chief Operating Officer